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                                                                     EXHIBIT 3.4


                              ARTICLES OF AMENDMENT

                                     TO THE

                          CERTIFICATE OF INCORPORATION

                                       OF

              ELECTRONICS ACCESSORY SPECIALISTS INTERNATIONAL, INC.


         Electronics Accessory Specialists International, Inc., a Delaware corporation (the "Company"), pursuant to the provisions of Section 242 of the Delaware Corporation Law (the "Act"), hereby adopts the following Articles of Amendment to its Certificate of Incorporation and all amendments thereto that are in effect immediately prior hereto:

                                    ARTICLE I

         Article I of the Company's Certificate of Incorporation, as amended, shall be amended and restated so that it reads in its entirety as follows:

                  "FIRST. The name of the Corporation is Mobility Electronics, Inc."

                                   ARTICLE II

         The first paragraph of Article 4.A of the Company's Certificate of Incorporation, as amended, shall be amended and restated so that it reads in its entirety as follows:

                  "FOURTH 4.A. General. The aggregate number of shares of capital stock that the Corporation will have authority to issue is 80,000,000, of which 75,000,000 will be shares of common stock, having a par value of $0.01 per share, and of which 5,000,000 will be preferred stock, having a par value of $0.01 per share."

                                   ARTICLE III

         A new Article XIII shall be added to the Company's Certificate of Incorporation that reads in its entirety as follows:

                  "THIRTEENTH. Stockholders of the Corporation may not take action or actions by written consent."



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                                   ARTICLE IV

         The amendments made by these Articles of Amendment have been effected in conformity with the provisions of the Act, and the amendments made by these Articles of Amendment (the "Amendments") were duly adopted by a majority of the stockholders of the Company by written consent dated as of June 12, 1998 and by all of the directors of the Company by written consent dated as of June 12, 1998.

                                    ARTICLE V

         The number of shares of common stock outstanding is 8,578,669, the number of shares of common stock entitled to vote on the Amendments was 8,578,669. The holders of 7,459,100 (87%) shares of common stock outstanding and entitled to vote on the Amendments consented to the Amendments. There is no Series A or Series B preferred stock outstanding. No other class of common or preferred stock of the Company was entitled to vote on the Amendments.

         Dated as of the 20th day of July, 1998.

                                          ELECTRONICS ACCESSORY
                                          SPECIALISTS INTERNATIONAL, INC.


                                          By: /s/ Charles R. Mollo
                                             -----------------------------------
                                              Charles R. Mollo, President


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